Exhibit 99.1

STATERS SALES, INCREASED CUSTOMERS AND REDUCED INTEREST

EXPENSE IMPROVE EARNINGS IN FISCAL 2012

San Bernardino, California (December 18, 2012) - Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced sales and earnings for the fifty-three week fiscal year ended September 30, 2012.

The Company’s fourth quarter and fiscal 2012 sales are affected by the fourth quarter being a fourteen week quarter and the fiscal year being a fifty-three week year versus a normal thirteen week quarter and fifty-two week year. Fiscal 2012 sales were $3.9 billion. The extra week in fiscal 2012 added $67.8 million or 1.83% to sales. Normalized thirteen week 2012 fourth quarter sales were $957.2 million compared to fourth quarter sales in fiscal 2011 of $941.8 million an increase of $15.4 million. Normalized fifty-two week fiscal 2012 sales were $3.8 billion compared to fiscal 2011 sales of $3.7 billion an increase of $112.1 million. Like store sales increased 1.64% in the fourth quarter and 3.04% in fiscal 2012 over the same periods of the prior year.

The Company reported net income of $5.0 million the fourth quarter of fiscal 2012 and $5.6 million in the fourth quarter of fiscal 2011. Net income was $37.7 million and $26.3 million for fiscal 2012 and fiscal 2011, respectively. The Company’s fiscal 2012 net income was favorably benefited by a reduction in pre-tax interest expense of $9.4 million compared to fiscal 2011.

Brown said, “We are pleased with our fiscal 2012 results. We increased sales, increased customers and reduced our interest expense by $9.4 million. Our success in the current year is due to our valued customers responding favorably to our marketing efforts which have emphasized quality and value and has attracted new customers in fiscal 2012. Our results reflect the benefit of our debt refinancing last year which has significantly reduced our interest expense. The reduction in interest expense is just one measure that we’ve taken to reduce cost which has allowed us to keep prices low to our customers. During these tough economic times, low prices and value are even more important as our customers continue to face challenges to their home budgets.”

Stater Bros. is the largest privately owned Supermarket Chain in Southern California and the largest private employer in both San Bernardino County and Riverside County, with annual sales in 2011 of $3.7 billion. The Company currently operates 167 Supermarkets, and there are over 18,000 members of the Stater Bros. Supermarket Family.

STATER BROS … PROUDLY SERVING SOUTHERN CALIFORNIA FAMILIES FOR 76 YEARS

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STATER BROS. HOLDINGS INC.

Condensed Consolidated Balance Sheets

(In thousands)

Unaudited

	09/25/11	09/30/12
Assets
Current assets
Cash and cash equivalents	$235,784	$219,800
Restricted cash	3,121	—
Receivables, net	32,166	47,902
Inventories	231,121	229,117
Other	43,299	46,340

Total current assets	545,491	543,159
Property and equipment, net	625,423	607,504
Deferred debt issuance costs, net	10,690	8,397
Other	51,163	49,262

Total assets	$1,232,767	$1,208,322

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$135,911	$147,544
Accrued expenses and other liabilities	169,646	165,951
Current portion of capital lease obligations	1,107	1,242
Current portion of long-term debt	38,798	11,419

Total current liabilities	345,462	326,156
Long-term debt, less current portion	642,577	633,521
Capital lease obligations, less current portion	1,099	1,186
Other long-term liabilities	162,865	164,837
Total stockholder’s equity	80,764	82,622

Total liabilities and stockholder’s equity	$1,232,767	$1,208,322

STATER BROS. HOLDINGS INC.

Condensed Consolidated Statements of Income

(In thousands)

Unaudited

	13 Weeks Ended 09/25/11	14 Weeks Ended 09/30/12	52 Weeks Ended 09/25/11	53 Weeks Ended 09/30/12
Sales	$941,846	$1,025,044	$3,693,306	$3,873,203
Gross profit	255,666	268,019	990,892	1,039,608
Operating expenses:
Selling, general and administrative expenses	220,615	234,710	841,527	882,740
Depreciation and amortization	12,067	12,370	48,413	46,503

Total operating expenses	232,682	247,080	889,940	929,243

Operating profit	22,984	20,939	100,952	110,365
Interest income	20	27	708	116
Interest expense	(11,859)	(12,568)	(57,296)	(47,882)
Other income, net	(11)	40	82	978

Income before income taxes	11,134	8,438	44,446	63,577
Income taxes	4,668	3,450	18,156	25,868

Net income	$6,466	$4,988	$26,290	$37,709